Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2, of our report dated August 28, 2006 relating to the financial statements of Open Energy Corporation at May 31, 2006, our report dated May 8, 2006 relating to the financial statements of Connect Renewable Energy, Inc. at December 31, 2005 and our report dated May 4, 2006 relating to the financial statements of Solar Roofing Systems, Inc. at December 31, 2005 and 2004, and to the reference of our firm under the heading “Experts” which are included in such Registration Statement, as amended.

/s/ PETERSON & CO., LLP
San Diego, California October 5, 2006